Exhibit 10.26

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into and effective as of the 20th day of August, 2007 (the “Effective Date”) by and between Rite Aid Corporation, a Delaware corporation (the “Company”) and Robert J. Easley (the “Executive”).

WHEREAS, Executive desires to provide the Company with his services and the Company desires to hire and employ Executive  on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive (individually a “Party” and together the “Parties”), intending to be legally bound, agree as follows:

1.                                      Term Of Employment.

The term of Executive’s employment under this Agreement shall commence on the Effective Date and, unless earlier terminated pursuant to Section 5 below, shall continue for a period ending on the date that is two (2) years following the Effective Date (the “Original Term of Employment”). The Original Term of Employment shall be automatically renewed for successive one-year terms (the “Renewal Terms”) unless at least 180 days prior to the expiration of the Original Term of Employment or any Renewal Term, either Party notifies the other Party in writing that he or it is electing to terminate this Agreement at the expiration of the then current Term of Employment . “Term” shall mean the Original Term of Employment and all Renewal Terms.   For purposes of this Agreement, except as otherwise provided herein, the phrase “year during the Term”  or similar language shall refer to each 12-month period commencing on the Effective Date or applicable anniversaries thereof.

2.             Position And Duties.

2.1          Generally.     During the Term, Executive shall serve as Chief Operating Officer and shall have such officer level duties, responsibilities and authority as shall be assigned by the Company from time to time. Executive shall devote his full working time, attention, knowledge and skills faithfully and to the best of his ability, to the duties and responsibilities assigned by the Company in furtherance of the business affairs and activities of the Company and its subsidiaries, affiliates and strategic partners. Following termination of Executive’s employment for any reason, Executive shall immediately resign from all offices and positions he holds with the Company or any subsidiary.

2.2          Other Activities.       Anything herein to the contrary notwithstanding, nothing in this Agreement shall preclude the Executive from engaging in the following activities: (i) serving on the board of directors of a reasonable number of other corporations or the boards of a reasonable number of trade associations and/or charitable organizations, subject to the Company’s approval, which shall not be unreasonably withheld,  (ii) engaging in charitable activities and community affairs,  and (iii) managing his personal investments and affairs, provided that such activities do not violate Sections 6 or 7 below or materially interfere with the proper performance of his duties and responsibilities under this Agreement.  Executive shall at all times be subject to, observe and carry out such rules, regulations, policies, directions, and restrictions as the Company may from time to time establish for officers of the Company.

3.             Compensation.

3.1          Base Salary.     During the Term, as compensation for his services hereunder, Executive shall receive a base salary at the annualized rate of $750,000.00 per year (“Base Salary” as may be adjusted from time to time), which shall be paid in accordance with the Company’s normal payroll practices and procedures, less such deductions or offsets required by applicable law or otherwise authorized by Executive.

3.2          Annual Performance Bonus.    The Executive shall participate each fiscal year during the Term in the Company’s annual bonus plan as adopted and approved by the Board or the Compensation Committee from time to time.  For the current fiscal year (Fiscal Year 2008),  Executive’s annual bonus opportunity pursuant to such plan shall equal 110% (the “Annual Target Bonus”) of the Base Salary, which shall be prorated based on the Effective Date, with a one time opportunity for fiscal year 2008 of an additional payment equal to 50% of your individual (on plan) bonus target, which shall be prorated based on the Effective Date, provided the Company achieves 100% of more of the Adjusted EBITDA target for fiscal year 2008, and if inclusive in such results are costs savings of at least  $155 million related to the recent acquisition of the Brooks and Eckerd drugstore chains. For subsequent fiscal years, the Annual Target Bonus may be adjusted (however, in no event shall it be less than 110%) and shall be based upon the Board approved plan for that year.

3.3          Equity Awards.

(a)           On the Effective Date,  the  Executive will be granted an option (the “Option”) to purchase 300,000 shares of the Company’s Common Stock, par value $1.00 per share (“Company Stock”).  The Option shall (i) be a non-qualified stock option, (ii) have an exercise price equal to the closing price of the Company Stock as reported on the New York Stock Exchange (“NYSE “) on the date of grant, (iii) have a term of ten (10) years following the date of grant, (iv) vest and become exercisable as to one-fourth of the shares of the Company Stock subject to the option on each of the first four (4) anniversaries from the date of grant, (v) be subject to the acceleration exercise and termination provisions set forth in Section 3.3(d) and Article 5 hereof and (vi) otherwise be evidenced by and subject to the terms of the Company’s stock option and equity plans.

(b)  At the first regular meeting of the Board of Directors following the Effective Date and subject to the approval by the Compensation Committee of the Board, Executive will be recommended for participation in the Company’s Senior Executive Equity Plan (the “SEEP”).   The award will be based upon  Executive’s annual Base Salary and the stock closing price on the  date of grant. For the current fiscal year (FY 2008) only,  Executive’s participation in the SEEP will be on a prorated basis.

(c)   On the Effective Date, the  Executive will be granted 100,000 shares of restricted Company Stock (the “Restricted Stock”).  Subject to (i) acceleration and forfeiture provisions set forth in Section 3.3(d) and Article 5 hereof and (ii) the terms of the Company’s stock option and equity plans, the restrictions applicable to the Restricted Stock shall lapse as to one-third of such shares on each of the first three anniversaries from the date of grant.

(d) Upon the occurrence of a Change in Control of the Company and  prior to the termination of Executive’s employment with the Company, the Options awarded pursuant to subsection (a) above  then held by Executive shall immediately vest and become exercisable in full and all remaining restrictions on any Restricted Stock granted to Executive pursuant to subsection (c) above shall immediately lapse.  For purposes of this Agreement “Change in Control” shall have the meaning set forth in the attached Appendix A.

(e) It is understood and acknowledged by Executive that the securities underlying the Options and the Restricted Stock may not be subject to an effective registration statement under the federal securities laws until some time after the Effective Date.  The Company agrees that if, as of the date of termination of Executive’s employment under the circumstances described in Sections 5.2 (except termination for Cause), 5.3 and 5.5, the securities underlying the then vested and exercisable portion of the Options are not subject to an effective registration statement, the 90-day periods in Section 5.2 (except termination for Cause), 5.3 and 5.5, as applicable, will be deemed to run from the first date such securities become subject to an effective registration statement.

4.                                      Additional Benefits.

4.1              Employee Benefits.     During the Term, Executive shall be entitled to participate in the employee benefit plans (including, but not limited to medical, dental and life insurance plans, short-term and long-term disability coverage, the Supplemental Executive Retirement Plan and 401(k) plans) in which senior management employees of the Company are generally eligible to participate, subject to any eligibility requirements and the other generally applicable terms of such plans.

4.2            Expenses.     During the Term, the Company shall reimburse Executive for any expenses reasonably incurred by him in furtherance of his duties hereunder, including without limitation travel, meals and accommodations, upon submission of vouchers or receipts and in compliance with such rules and policies relating thereto as the

Company may from time to time adopt or as may be required in order to permit such payments to be taken as proper deductions by the Company or any subsidiary under the Internal Revenue Code of 1986, as amended, and the rules and regulations adopted pursuant thereto now or hereafter in effect.

4.3            Vacation.     Executive shall be entitled to four weeks paid vacation during each year of the Term.

4.4            Automobile Allowance.     During the Term, the Company shall provide Executive with an automobile allowance of $1,000.00 per month.

4.5            Annual Financial Planning Allowance.     During each year of the Term, the Company shall provide Executive with an executive planning allowance in the amount of $5,000.00.

4.6            Relocation Expenses.  Executive shall be entitled to benefits under the Company’s Executive Level relocation policy as from time to time in effect. Executive will have up to twelve (12) months from his employment date to utilize this benefit.

4.7            Indemnification.     The Company shall (a) indemnify and hold Executive harmless, to the full extent permitted under applicable law, for, from and against any and all losses, claims, costs, expenses, damages, liabilities or actions (including security holder actions, in respect thereof) relating to or arising out of the Executive’s employment with and service as an Officer of the Company; and (b) pay all reasonable costs, expenses and attorney’s fees incurred by Executive in connection with or relating to the defense of any such loss, claim, cost, expense, damage, liability or action, subject to Executive’s undertaking to repay in the event it is ultimately determined that Executive is not entitled to be indemnified by the Company.  Following  termination (except for termination by the Company for Cause) of the Executive’s employment or service with the Company, the Company shall cause any Director and Officer liability insurance policies applicable to the Executive prior to such termination to remain in effect for six (6) years following the date of termination of employment.

5.                                      Termination.

5.1            Termination of Executive’s Employment by the Company for Cause.    The Company may terminate Executive’s employment hereunder for Cause (as defined below).  Such termination shall be effected by written notice thereof delivered by the Company to Executive, indicating in reasonable detail the facts and circumstances alleged to provide a basis for such termination, and shall be effective as of the date of such notice in accordance with Section 12 hereof. “Cause” as determined in reasonable good faith by a committee comprised of three senior officers (one of which shall be Executive’s supervisor) of the Company or the Board of Directors shall mean: (i) Executive’s gross negligence or willful misconduct in the performance of the duties or responsibilities of his position with the Company or any subsidiary, or failure to timely carry out any lawful directive of the Company; (ii) Executive’s misappropriation of any funds or property of the Company or any subsidiary; (iii) the conduct by Executive which is a material violation of  this Agreement or  written Company Policy which materially interferes with the Executive’s ability to perform his duties; (iv) the commission by Executive of an act of fraud or dishonesty toward the Company or any subsidiary; (v) Executive’s  misconduct or negligence which damages or injures the Company or the Company’s reputation; (vi) Executive is convicted of or pleads to a felony involving moral turpitude; or (vii) the use or imparting by Executive of any confidential or proprietary information of the Company, or any subsidiary in violation of any confidentiality or proprietary agreement to which Executive is a party.

5.2          Compensation upon Termination by the Company for Cause or by Executive without Good Reason.     In the event of Executive’s termination of employment (i) by the Company for Cause or (ii) by Executive voluntarily without Good Reason:

(a)           Executive shall be entitled to receive (i) all amounts of accrued but unpaid Base Salary through the effective date of such termination, (ii) reimbursement for reasonable and necessary expenses incurred by Executive through the date of notice of such termination, to the extent otherwise provided under Section 4.2 above and (iii) all other vested payments and benefits to which Executive may otherwise be entitled pursuant to the terms of the applicable benefit plan or arrangement through the effective date of such termination ((i), (ii) and (iii), the (“Accrued Benefits”). All other rights of Executive (and, except as provided in Section 5.6 below, all obligations of the Company) hereunder or otherwise in connection with Executive’s employment with the Company shall terminate effective as of the date of such termination of employment and  Executive shall not be entitled to any payments or benefits not specifically described in this subsection (a) or (b) below.

(b)           Except as provided in Section 3.3(e), any portion of any Restricted Stock or any other equity incentive awards as to which the restrictions have not lapsed or as to which any other conditions shall not have been satisfied prior to the date of termination shall be forfeited as of such date and any portion of Executive’s stock options that have vested and become exercisable prior to the date of termination shall remain exercisable for a period of 90 days following the date of termination of employment (or, such later date as may be permitted by the relevant stock option or equity plan, or, if earlier, until the expiration of the respective terms of the options), whereupon all such options shall terminate; provided, however, in the event of termination of Executive by the Company for Cause, any stock options that have not been exercised prior to the date of termination shall immediately terminate as of such date.

Any termination of Executive’s employment by Executive voluntarily without Good Reason shall be effective upon 30 days’ notice to the Company or such earlier date as the Company determines in its discretion and designates in writing. A termination of

Executive’s employment by the Company for Cause or by the Executive other than for Good Reason shall not constitute a breach of this Agreement.

5.3          Compensation upon Termination of Executive’s Employment by the Company Other Than for Cause or by Executive for Good Reason.     Executive’s employment hereunder may be terminated by the Company other than for Cause or by Executive for Good Reason.  In the event that Executive’s employment hereunder is terminated by the Company other than for Cause or by Executive for Good Reason:

(a)           Executive shall be entitled to receive (i) the Accrued Benefits, (ii) an amount equal to two times the sum of Executive’s then Base Salary plus Annual Target Bonus  as of the date of termination of employment, such amount payable in equal installments pursuant to the Company’s standard payroll procedures for management employees over a period of two years following the date of termination of employment, and (iii) continued health insurance coverage for Executive and his immediate family for a period of two years following the date of termination of employment.

(b)           The Executive’s stock option awards held by Executive shall vest and become immediately exercisable and the restrictions with respect to any awards of restricted stock shall lapse, in each case to the extent such options would otherwise have become vested and exercisable (or such restrictions would have lapsed) had Executive remained in the employ of the Company for a period of two years following the date of termination. Except as provided in Section 3.3(e), such portion of Executive’s stock options (together with any portion of Executive’s stock options that have vested and become exercisable prior to the date of termination) shall remain exercisable for a period of 90 days following the date of termination of employment (or, such later date as may be permitted by the relevant stock option or equity plan, or, if earlier, until the expiration of the respective terms of the options), whereupon all such options shall terminate. Any remaining portion of Executive’s stock options that have not vested (or deemed to have vested) as of the date of termination shall terminate as of such date; and all shares of Restricted Stock as to which the restrictions shall not have lapsed as of the date of termination shall be forfeited as of such date.

(c)           All other rights of Executive (and, except as provided in Section 5.6 below, all obligations of the Company) hereunder or otherwise in connection with Executive’s employment with the Company shall terminate effective as of the date of such termination of employment and Executive shall not be entitled to any payments or benefits not specifically described in 5.3(a) through (c).

Any termination of employment pursuant to this Section 5.3 shall be effective upon thirty (30) days notice thereof or the Company may elect in its sole discretion to reduce or eliminate the notice period and pay the Executive his base salary for some or all of the notice period in lieu of notice. A termination of Executive’s employment by the Company other than for Cause or by the Executive for Good Reason  shall not constitute a breach of this Agreement.  To be eligible  for the payment, benefits and stock rights described in Section 5.3(a)(ii)-(iii),  (b) and (c)  above, Executive must execute, not revoke and abide by  a release of all other claims, cooperate in the event of litigation and fully comply with Executive’s  obligations under Sections 6 and 7 below.

5.4          Definition of Good Reason.     For purposes of this Agreement, “Good Reason” shall mean the occurrence of any one of the following:

(a)           the assignment to Executive of any duties or responsibilities materially inconsistent with Executive’s status as an officer of the Company; or

(b) any decrease in Executive’s then Base Salary  as set forth in Section 3.1 to which Executive has not agreed in writing; or

(c) any other material breach by the Company of  this Agreement provided, however, that in each such case the Company shall have the right, within thirty (30) days after receipt of written notice (which shall set forth in reasonable detail the specific conduct of Company that constitutes Good Reason and the specific provision(s) of this Agreement on which Executive relies)  from Executive of the Company’s violation of any of the foregoing, to cure the event or circumstances giving rise to such Good Reason and in the event of which cure, such event or circumstances shall not  constitute Good Reason hereunder.

5.5          Compensation upon Termination of Executive’s Employment by Reason of Executive’s Death or Total Disability.     In the event that Executive’s employment with the Company is terminated by reason of Executive’s death or Total Disability (as defined below):

(a)           Executive or Executive’s estate, as the case may be, shall be entitled to receive (i) the Accrued Benefits, (ii) any other benefits payable under the then current disability and/or death benefit plans, as applicable, in which Executive is a participant and (iii) continued health insurance coverage for Executive and/or his immediate family, as applicable, for a period of two years following the date of termination of employment.

(b)           All stock option awards held by Executive shall vest and become immediately exercisable and the restrictions with respect to any awards of Restricted Stock shall lapse, in each case to the extent such options would otherwise have become vested and exercisable (or such restrictions would have lapsed) had Executive remained in the employ of the Company for a period of  two  years following the date of termination. Except as provided in Section 3.3(e) such portion of Executive’s stock options (together with any portion of Executive’s stock options that have vested and become exercisable prior to the date of termination) shall remain exercisable for a period of 90 days following the date of termination of employment (or, such later date as may be permitted by the relevant stock option or equity plan, or, if earlier, until the expiration of the respective terms of the options),  whereupon all such options shall terminate.  Any remaining portion of Executive’s stock options that have not vested (or deemed to have vested) as of the date of termination shall terminate as of such date; and all shares of Restricted Stock as to which the restrictions shall not have lapsed as of the date of termination shall be forfeited as of such date.

(c)           All other rights of Executive (and, except as provided in Section 5.6 below, all obligations of the Company) hereunder or otherwise in connection with Executive’s employment with the Company shall terminate effective as of the date of such termination of employment and Executive shall not be entitled to any payments or benefits not specifically described in Section 5.5(a)  through  (c).

“Total Disability” shall mean any physical or mental disability that prevents Executive from: (a)(1)  performing one or more of the essential functions of his position for a period of not less than 90 days in any 12-month period and (ii)  which is expected to be of permanent or indeterminate duration but expected to last at least 12 continuous months or result in death of the Executive as determined (y) by a physician selected by the Company or its insurer or (z) pursuant to the Company’s benefit programs; or (b)  reporting to work for 90 or more consecutive business days or unable to engage in any substantial activity.

5.6          Survival.     In the event of any termination of Executive’s employment, Executive and the Company nevertheless shall continue to be bound by the terms and conditions set forth in Section 4.7 above and  Sections 6 through 10 below, which shall survive the expiration of the Term; provided, however, the indemnification obligations in Section 4.7 shall not survive expiration of the Term in the event  of termination of Executive’s employment by the Company for Cause.

5.7          Excise Tax Gross-Up.

(a)           In the event that any payment or benefit received or to be received by the Executive pursuant to the terms of this Agreement or any other plan, arrangement or agreement of the Company (or any affiliate) (collectively, the “Payments”) would be equal to the Excise Tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), as determined as provided below, the Company shall pay to the Executive, at the time specified in Section 5.7(b) below an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive, after deduction of the Excise Tax on payments and any federal, state and local income and employment or other tax and the Excise Tax upon the Gross-Up Payment, and any interest, penalties or additions to tax payable by the company Executive with respect thereto, shall be equal to the total Payments. For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amounts of such Excise Tax, (1) the total amount of the Payments shall be treated as “parachute payments” within the meaning of section 280G(b)(2) of the Code, and all “excise parachute payments” within the meaning of section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, except to the extent that, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to Executive and selected by the Company, a Payment (in whole or in part) does not constitute a “parachute payment” within the meaning of section

280G(b)(2) of the Code, or such “excess parachute payments” (in whole or in part) are not subject to the Excise Tax, (2) the amount of the Payments that shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Payments or (B) the amount of “excess parachute payments” within the meaning of section 280G(b)(1) of the Code (after applying clause (1) hereof), and (3) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Tax Counsel in accordance with the principles of sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rates of federal income taxation applicable to individuals in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation applicable to individuals as are in effect in the state and locality of the Executive’s residence in the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account any limitations applicable to individuals subject to federal income tax at the highest marginal rates.

(b)           The Gross-Up Payment provided for in Section 5.7(a) hereof shall be made upon the earlier of (i) thirty (30)  days following the date of termination of Executive’s employment or (ii) the imposition upon the Executive or payment by the Executive of any Excise Tax.

(c)           If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding that the Excise Tax is less than the amount taken into account under Section 5.7(a) hereof, the Executive shall repay to the Company within thirty (30) days of the Executive’s receipt of notice of such final determination the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income tax imposed on the portion of the Gross-Up Payment being repaid by the Executive if and to the extent that such repayment results in a reduction in Excise Tax and a dollar-for-dollar reduction in the Executive’s taxable income and wages for the purpose of federal, state and local income taxes) plus any interest received by the Executive on the amount of such repayment. If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding that the Excise Tax exceeds the amount taken into account hereunder (including without limitation by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment pursuant to Section 5.7(a) in respect of such excess within thirty (30) days of the Company’s receipt of notice of such final determination or proceeding. The Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Payments.

(d)           In the event of any change in, or further interpretation of, sections 280G or 4999 of the Code and the regulations promulgated thereunder, the Executive shall be entitled, by written notice to the Company, to request an opinion of Tax Counsel regarding the application of such change to any of the foregoing, and the Company shall use its best efforts to cause such opinion to be rendered as promptly as practicable. All fees and expenses of the  Tax Counsel incurred in connection with this Agreement shall be borne by the Company.

5.8           No Other Severance or Termination Benefits.     Except as expressly set forth herein, Executive shall not be entitled to damages or to any severance or other benefits upon termination of employment with the Company under any circumstances and for any or no reason, including, but not limited to any severance pay under any Company severance plan, policy or practice.

6.             Protection of Confidential Information.

Executive acknowledges that during the course of his employment with the Company, its subsidiaries, affiliates and strategic partners, he will be exposed to documents and other information regarding the confidential affairs of the Company, its subsidiaries, affiliates and strategic partners, including without limitation information about their past, present and future financial condition, pricing strategy, prices, suppliers, cost information, business and marketing plans, the markets for their products, key personnel, past, present or future actual or threatened litigation, trade secrets and other intellectual property, current and prospective customer lists, operational methods, acquisition plans, prospects, plans for future development and other business affairs and information about the Company and its subsidiaries, affiliates and strategic partners not readily available to the public (the “Confidential Information”). Executive further acknowledges that the services to be performed under this Agreement are of a special, unique, unusual, extraordinary and intellectual character. In recognition of the foregoing, the Executive covenants and agrees as follows:

6.1          No Disclosure or Use of Confidential Information.    At no time shall Executive ever divulge, disclose, or otherwise use any Confidential Information (other than as necessary to perform his duties under this Agreement and in furtherance of the Company’s best interests), unless and until such information is readily available in the public domain by reason other than Executive’s disclosure or use thereof in violation of the first clause of this Section 6.1. Executive acknowledges that Company is the owner of, and that Executive has no rights to,  any trade secrets, patents, copyrights, trademarks, know-how or similar rights of any type, including any modifications or improvements to any work or other property developed, created or  worked on by Executive during the Term of this Agreement.

6.2           Return of Company Property, Records and Files.     Upon the termination of Executive’s employment at any time and for any reason, or at any other time the Board may so direct, Executive shall promptly deliver to the Company’s offices in Harrisburg, Pennsylvania all of the property and equipment of the Company, its subsidiaries, affiliates and strategic partners (including any cell phones, pagers, credit cards, personal computers, etc.) and any and all documents, records, and files, including any notes, memoranda, customer lists, reports or any and all other documents, including any copies thereof, whether in hard copy form or on a computer disk or hard drive, which relate to the Company, its subsidiaries, affiliates, strategic partners, successors or assigns, and/or their respective past and present officers, directors, employees or consultants (collectively, the “Company Property, Records and Files”); it being expressly understood that, upon termination of Executive’s employment at any time and for any reason, Executive shall not be authorized to retain any of the Company Property, Records and Files, any copies thereof  or excerpts therefrom.

7.             Noncompetition and Other Matters.

7.1           Noncompetition.     During the Executive’s employment with the Company and for the two-year period immediately following the date of termination of Executive’s employment (the “Restricted Period”)  Executive shall not, directly or indirectly, in any city, town, county, parish or other municipality in any state of the United States (the names of each such city, town, parish, or other municipality, including, without limitation, the name of each county in the Commonwealth of Pennsylvania being expressly incorporated by reference herein), or any other place in the world, where the Company, or its subsidiaries, affiliates, strategic partners, successors, or assigns, engages in the ownership, management and operation of retail drugstores (i) engage in a Competing Business for Executive’s own account; (ii) enter the employ of, or render any consulting or contracting services to, any Competing Business; or (iii) become interested in or otherwise associated or connected  with any Competing Business in any capacity, including, without limitation, as an individual, partner, shareholder, officer, director, principal, agent, trustee, employee, contractor, consultant or management position with any entity providing consulting services to a Competing Business; provided, however, Executive may (i) own, directly or indirectly, solely as a passive investment, securities of any entity traded on any national securities exchange if Executive is not a controlling person of, or a member of a group which controls, such entity and does not, directly or indirectly, own 1% or more of any class of securities of such entity.   For purposes of this Section 7.1, the phrase “Competing Business” shall mean any entity a majority of whose business involves the ownership and operation of retail or internet  based drug stores.

7.2           Noninterference.      During the Restricted Period , Executive shall not, directly or indirectly, solicit, induce, or attempt to solicit or induce any officer, director, employee, agent or consultant of the Company or any of its subsidiaries, affiliates, strategic partners, successors or assigns to terminate his, her or its employment or other relationship with the Company or its subsidiaries, affiliates, strategic partners, successors or assigns for the purpose of associating with any competitor of the Company or its subsidiaries, affiliates, strategic partners, successors or assigns, or otherwise encourage any such person or entity to leave or sever his, her or its employment or other relationship with the Company or its subsidiaries, affiliates, strategic partners, successors or assigns for any other reason.

7.3           Nonsolicitation.     During the Restricted Period, Executive shall not, directly or indirectly, solicit, induce, or attempt to solicit or induce any customers, clients, vendors, suppliers or consultants then under contract to the Company or its subsidiaries, affiliates, strategic partners, successors or assigns, to terminate, limit or otherwise modify his, her or its relationship with the Company or its subsidiaries, affiliates, strategic partners, successors or assigns, for the purpose of associating with any competitor of the Company or its subsidiaries, affiliates, strategic partners, successors or assigns, or otherwise encourage such customers, clients, vendors, suppliers or consultants then under contract to terminate his, her or its relationship with the Company or its subsidiaries, affiliates, strategic partners, successors or assigns for any reason. During the Restricted Period, Executive shall not hire, either directly or through any employee, agent or representative, any field and corporate management employee of the Company or any subsidiary or any such  person who was employed by the Company or any subsidiary within 180 days of such hiring.

8.             Rights and Remedies upon Breach.

If Executive breaches, or threatens to commit a breach of, any of the provisions of Sections 6 or 7 above (the “Restrictive Covenants”), the Company and its subsidiaries, affiliates, strategic partners, successors or assigns shall have the following rights and remedies, each of which shall be independent of the others and severally enforceable, and each of which shall be in addition to, and not in lieu of, any other rights or remedies available to the Company or its subsidiaries, affiliates, strategic partners, successors or assigns at law or in equity.

8.1           Specific Performance.      The right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction by injunctive decree or otherwise, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company or its subsidiaries, affiliates, strategic partners, successors or assigns and that money damages would not provide an adequate remedy to the Company or its subsidiaries, affiliates, strategic partners, successors or assigns.

8.2          Accounting.     The right and remedy to require Executive to account for and pay over to the Company or its subsidiaries, affiliates, strategic partners, successors or assigns, as the case may be, all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive as a result of any transaction or activity constituting a breach of any of the Restrictive Covenants.

8.3          Severability of Covenants.     Executive acknowledges and agrees that the Restrictive Covenants are reasonable and valid in geographic and temporal scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full force and effect without regard to the invalid portions.

8.4          Modification by the Court.     If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or scope of such provision, such court shall have the power (and is hereby instructed by the parties) to modify or reduce the duration or scope of such provision, as the case may be (it being the intent of the parties that any such modification or reduction be limited to the minimum extent necessary to render such provision enforceable), and, in its modified or reduced form, such provision shall then be enforceable.

8.5            Enforceability in Jurisdictions.     Executive intends to and hereby confers jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographic scope of such covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants unenforceable by reason of the breadth of such scope or otherwise, it is the intention of Executive that such determination not bar or in any way affect the right of the Company or its subsidiaries, affiliates, strategic partners, successors or assigns to the relief provided herein in the courts of any other jurisdiction within the geographic scope of such covenants, as to breaches of such covenants in such other respective jurisdictions, such covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

8.6       Extension of Restriction in the Event of Breach.  In the event  that Executive breaches any of the provisions set forth in this Section 8, the length of time of the Restricted Period shall be extended for a period of time equal to the period of time during which Executive is in breach of such provision.

9.             No Violation of Third-Party Rights.     Executive represents, warrants and covenants that he:

(i)            will not, in the course of employment, infringe upon or violate any proprietary rights of any third party (including, without limitation, any third party confidential relationships, patents, copyrights, mask works, trade secrets, or other proprietary rights);

(ii)            is not a party to any conflicting agreements with third parties, which will prevent him from fulfilling the terms of employment and the obligations of this Agreement;

(iii)           does not have in his possession any confidential or proprietary information or documents belonging to others and will not disclose to the Company, use, or induce the Company to use, any confidential or proprietary information or documents of others; and

(iv)          agrees to respect any and all valid obligations which he may now have to prior employers or to others relating to confidential information, inventions, discoveries or other intellectual property which are the property of those prior employers or others, as the case may be.

Executive has supplied to the Company a copy of each written agreement with any of  Executive’s prior employers, as well as any other agreements  to which Executive is subject, which includes any obligation of confidentiality, assignment of intellectual property, nonsolicitation or non-competition. Executive has listed each of such agreements in Appendix “B”.

Executive agrees to indemnify and save harmless the Company from any loss, claim, damage, cost or expense of any kind (including without limitation, reasonable attorney fees) to which the Company may be subjected by virtue of a breach by Executive of the foregoing representations, warranties, and covenants.

10.          Arbitration.

Except as necessary for the Company and its subsidiaries, affiliates, strategic partners, successors or assigns or Executive to specifically enforce or enjoin a breach of this Agreement (to the extent such remedies are otherwise available), the parties agree that any and all disputes that may arise in connection with, arising out of or relating to this Agreement, or any dispute that relates in any way, in whole or in part, to Executive’s employment with the Company or any subsidiary, affiliate or strategic partner, the termination of that employment or any other dispute by and between the parties or their subsidiaries, affiliates,  strategic partners, successors or assigns, shall be submitted to final and binding arbitration in Harrisburg, Pennsylvania according to the National Employment Dispute Resolution Rules and procedures of the American Arbitration Association at the time in effect. This arbitration obligation extends to any and all claims that may arise by and between the parties or their subsidiaries, affiliates, strategic partners, successors or assigns, and expressly extends to, without limitation, claims or causes of action for wrongful termination, impairment of ability to compete in the open labor market, breach of an express or implied contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, fraud, misrepresentation, defamation, slander, infliction of emotional distress, disability, loss of future earnings, and claims under the Pennsylvania Constitution, the United States Constitution, and applicable state and federal fair employment laws, federal and state equal employment opportunity laws, and federal and state labor statutes and regulations, including, but not limited to, the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, as amended, the Americans With Disabilities Act of 1990, as amended, the Rehabilitation Act of 1973, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Age Discrimination in Employment Act of 1967, as amended, and any other state or federal law. Executive understands that by entering into this Agreement, Executive is waiving Executive’s rights to have a court determine Executive’s rights, including under federal, state or local statutes prohibiting  employment discrimination, including sexual harassment and discrimination on the basis of age, race, color, religion, national origin, disability, veteran status or any other factor prohibited by governing law.

11.          Assignment.

Neither this Agreement, nor any of Executive’s rights or obligations hereunder, may be assigned or otherwise subject to hypothecation by Executive, other than by will or the laws of the descent and distribution. The Company may assign its rights and obligations hereunder, and Executive hereby consents to any such assignment, in whole or in part, (i) to any of the Company’s subsidiaries, affiliates, or parent corporations; or (ii) to any other successor or assign in connection with the sale of all or substantially all of the Company’s assets or stock or in connection with any merger, acquisition and/or reorganization involving the Company; provided, however, any such assignment will not diminish or waive any of Executive’s rights hereunder, including, without limitation, rights upon any Change in Control of the Company.

12.           Notices.

All notices and other communications under this Agreement shall be in writing and shall be given by fax or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three (3) days after mailing or twenty-four (24) hours after transmission of a fax to the respective persons named below:

If to the Company:	Rite Aid Corporation
30 Hunter Lane
Camp Hill, Pennsylvania 17011
Attention: General Counsel
Fax: (717) 760-7867

If to Executive:	Robert J. Easley
603 E. Olmos
San Antonio, Texas 78212

Any party may change such party’s address for notices by notice duly given pursuant hereto.

13.           General.

13.1        No Offset or Mitigation.     The Company’s obligation to make the payments provided for in, and otherwise to perform its obligations under  this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Executive or others whether in respect of claims made under this Agreement or otherwise.  In no event shall the

Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts, benefits and other compensation payable or otherwise provided to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced, regardless of whether the Executive obtains other employment.

13.2        Governing Law.     This Agreement is executed in Pennsylvania and shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to conflicts of laws principles thereof which might refer such interpretations to the laws of a different state or jurisdiction. Any court action instituted by Executive relating in any way to this Agreement shall be filed exclusively in state or federal court in Harrisburg, Pennsylvania and Executive consents to the jurisdiction and venue of said courts in any action instituted by or on behalf of the Company against him.

13.3       Entire Agreement.     This Agreement sets forth the entire understanding of the parties relating to Executive’s employment with the Company and cancels and supersedes all agreements, arrangements and understandings relating thereto made prior to the date hereof, written or oral, between the Executive and the Company and/or any subsidiary or affiliate.

13.4       Amendments: Waivers.     This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms or covenants hereof may be waived, only by a written instrument executed by the parties, or in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same. No waiver by any party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

13.5        Conflict with Other Agreements.     Executive represents and warrants that neither his execution of this Agreement nor the full and complete performance of his obligations hereunder will violate or conflict in any respect with any written or oral agreement or understanding with any person or entity.

13.6       Successors and Assigns.     This Agreement shall inure to the benefit of and shall be binding upon the Company (and its successors and assigns) and Executive and his heirs, executors and personal representatives.

13.7       Withholding.        Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

13.8       Severability.         The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

13.9        No Assignment.     The rights and benefits of the Executive under this Agreement may not be anticipated, assigned, alienated or subject to attachment, garnishment, levy, execution or other legal or equitable process except as required by law. Any attempt by the Executive to anticipate, alienate, assign, sell, transfer, pledge, encumber or charge the same shall be void. Payments hereunder shall not be considered assets of the Executive in the event of insolvency or bankruptcy.

13.10     Survival.    This Agreement shall survive the termination of Executive’s employment and the expiration of the Term to the extent necessary to give effect to its provisions.

13.11     Captions.    The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. .

13.12     Counterparts.     This Agreement may be executed by the parties hereto in separate counterparts; each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF, Executive and the Company have executed this Agreement as of the date first written above.

RITE AID CORPORATION

/s/ TODD MCCARTY
By: Todd McCarty
Its: Senior Vice President

EXECUTIVE

/s/ ROBERT J. EASLEY
Robert J. Easley